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Portland, Oregon
March 29, 2000


FOR IMMEDIATE RELEASE


CASCADE CORPORATION ANNOUNCES SALES AND EARNINGS FOR THE FOURTH QUARTER AND THE YEAR ENDED JANUARY 31, 2000

Robert C. Warren, Jr., President and Chief Executive Officer of Cascade Corporation, (NYSE: CAE) reported that revenues decreased by 20.4% (due primarily to the divestiture of the mast business unit in January 1999 and the Industrial Tire Division, sold in April 1999) and that earnings from continuing operations before unusual items improved by 2.3% in the year ended January 31, 2000.

Consolidated net sales of $324,778,000 for fiscal 1999 compare to $407,930,000 for 1998. Fourth quarter sales of $75,100,000 were 16.5% lower than the $89,985,000 reported in the prior year fourth quarter also due to the divestitures noted above.

Net income for the year of $4,934,000 ($.40 per share) was 76.9% below the $21,370,000 ($1.63 per share) for the year ended January 31, 1999. This year's results include special charges that stem from the integration of operations acquired over the past three years, steps taken to assure consistency of global financial reporting, the sale of the Industrial Tire Division and the significant environmental charge discussed below. Adjusting for the above noted divestitures and non-recurring items, comparable operating results from continuing operations were an estimated $17,700,000 after tax ($1.42 per share) vs. $17,300,000 ($1.32 per share).

Fourth quarter net loss of $4,958,000 ($.40) per share compared to net income of $3,040,000 or $.24 per share in the fourth quarter last year. Excluding the significant addition to environmental reserves earnings were $.22 per share.

Warren announced that Cascade would add to its environmental reserves through a $12,000,000 pretax charge to income. The charge results from a review of potential environmental exposure including an adverse decision rendered last week by the Ninth Circuit Court of Appeals in connection with a lawsuit brought in 1989 by The Boeing Company. The suit dealt with ongoing environmental cleanup at the two companies' Portland plant sites.

Warren also noted that this charge does not alter the fundamental strength of the Company nor its ability to produce products and serve its markets throughout the world. He added, "Operations are continuing to improve and expand. The challenges presented by some prior acquisitions and the environmental issues are not without understandable concern to management but we believe these special circumstances are largely behind us and above all, they do not deter our confidence and optimism in the Company's future."



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Separately, Cascade is announcing the appointment of a Special Board Committee to consider options to increase shareholder value.

Cascade Corporation, headquartered in Portland, Oregon is a leading international manufacturer of lift truck attachments, forks, and accessories.

CONTACT: Robert C. Warren, Jr. - (503) 669-6300

Under the "safe harbor provision" of the Private Securities Litigation Act, Cascade Corporation is required to advise you that this news release contains "forward looking statements" based on assumptions as to future sales and earnings, which in turn are dependant on economic conditions in general including interest rates, and on competitive factors in, and on the cyclical nature of the Materials Handling Industry.

         Cascade Corporation & Subsidiary Companies Summary of Earnings
                      (in thousands except per share data)


INCOME SUMMARY                                    THREE MONTHS ENDED JANUARY 31    TWELVE MONTHS ENDED JANUARY 31
--------------                                    -----------------------------    ------------------------------
                                                          2000             1999       2000              1999
                                                          ----             ----       ----              ----
Net Sales                                                 $75,100          $89,985    $324,778         $407,930
                                                          -------          -------    --------         --------

Operating Expenses:

   Cost of Goods Sold                                      50,123           62,135     214,348          281,195
   Depreciation and Amortization                            3,425            5,460      18,386           21,550
   Selling and Administrative Expenses                     14,198           16,530      61,238           68,500
   Environmental Expenses, net                             12,000                       12,000
                                                           ------      -----------     -------         --------

Total Operating Expenses                                   79,746           84,125     305,972          371,245


Operating (Loss) Income                                   (4,646)            5,860      18,806           36,685

Interest  Expense                                           1,841            2,705       8,686           10,940
Interest Income                                             (343)             (200)    (1,030)            (755)

Other (Income) Expense, net                                 1,847             (705)      4,039          (4,755)
                                                            -----             -----      -----          -------

Income Before Income Taxes                                (7,991)             4,060      7,111           31,255

Income Taxes                                              (3,033)             1,020      2,177            9,885

Net Income                                              $ (4,958)            $3,040    $ 4,934         $ 21,370
                                                        =========            ======    =======         ========

Basic Earnings Per Share                                $  (0.43)            $ 0.26    $  0.43         $   1.77

Diluted Earnings Per Share                              $  (0.40)            $ 0.24    $  0.40         $   1.63

Diluted Weighted Average Shares Outstanding                12,254            12,957     12,439           13,148
                                                           ======            ======     ======           ======